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                                                                   EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

      AGREEMENT, made as of August 11, 1997 by and between The Delicious Frookie Company, Inc., a Delaware corporation ("Company"), and Michael J. Kirby ("Executive").

      WHEREAS, Company desires to employ Executive and to enter into an agreement embodying the terms of Executive's employment by Company, and Executive desires to accept such employment and to enter into such agreement.

      IT IS AGREED:

      1. Employment:

            1.1 General. Company shall employ Executive and Executive accepts employment as Chief Executive Officer and President of Company upon the terms and conditions described herein. During the Employment Term (as defined in Section 2.1 hereof), Executive shall devote all of his business time, attention and skills to the business and affairs of Company.

            1.2 Executive shall not, without the prior written consent of Company, during the Employment Term, be engaged in any other activity whether or not pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from making and supervising personal investments, provided they:

                  (a) will not require any substantial services on his part in the operation of the affairs of the companies in which such investments are made;

                  (b) will not cause a breach of Section 4.4 hereinafter set forth; and

                  (c) will not interfere with the performance of Executive's duties hereunder.

            1.3 Duties. Executive shall at all times render his services at the direction of the Board of Directors, and the duties will be consistent with his position as Chief Executive Officer and President and generally will include those required for the day-to-day and long-term planning, development, operation and advancement of the business of Company and its affiliates. Company may assign to Executive such other executive and financial administrative duties for
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Company or any affiliate as may be determined by the Board of Directors of
Company, consistent with Executive's status as Chief Executive Officer and President. Executive agrees to diligently use his best efforts to perform his services and to promote and further the reputation and good name of Company.

      2. Term and Termination

            2.1 Term. The term of employment by Company of Executive shall commence on August 11, 1997 and terminate on December 31, 1999 ("Employment Term"), subject to earlier termination pursuant to the provisions of Paragraph 2.2.

            2.2 Premature Termination. Notwithstanding anything to the contrary contained in this Agreement, Executive's employment may be terminated prior to the end of the Employment Term as follows:

                  2.2.1 Termination Upon Death of Executive. Executive's employment shall terminate upon the death of Executive; provided, however, that Company shall pay to Executive's estate or designated beneficiary the base salary due Executive pursuant to Section 3 hereof, prorated through the date of such termination.

                  2.2.2 Termination Upon Disability of Executive. Executive's employment shall terminate if, in good faith, and with the advice of a qualified and independent physician, the Board of Directors of Company determines that Executive has become, by reason of accident, illness, mental or physical disability, disabled so as to be incapable of satisfactorily performing his duties hereunder for a period of sixty (60) consecutive days or ninety (90) days in any annual period whether or not related to habitual use of alcohol or illicit substances, which condition is incapable of reasonable accommodation under applicable law, including but not limited to the Americans with Disabilities Act of 1990, as amended; provided, however, that Executive shall continue to receive his Base Salary until the time of such termination, less any amount Executive receives for such period from any source of insurance, disability compensation or government program. Any termination under this
Section 2.2.2. shall take effect immediately upon notice from the Board of Directors of Company to Executive.

                  2.2.3 Termination Upon Mutual Consent. Executive's employment may be terminated by the mutual consent of Company and Executive on such terms as they may agree.


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                  2.2.4 Termination For Cause. Executive's employment shall
terminate immediately on notice to Executive upon finding of the Board of Directors of Company that Executive has (i) failed in all material respects to perform his duties in accordance with the provisions of this Agreement after Company has given written notice to Executive stating the nature of any performance deficiency and Executive has had not less than fifteen (15) days in which to cure any such deficiency and such deficiency remains uncured. Such performance deficiency shall include the following: if during the first eighteen
(18) months of the Employment Term Company's net sales from continuing operations during any trailing twelve (12) month period are below $20 million and net losses, as determined by the application of generally accepted accounting principles consistently applied, exceed $2.0 million, (ii) committed a breach of any provision of Section 4 hereof, (iii) misappropriated assets or perpetrated fraud against Company, (iv) been convicted of or plead nolo contendere to a crime which constitutes a felony or which involves an act of moral turpitude, (v) engaged in the illegal use of habit-forming substances, or
(vi) willfully and materially refused or failed to carry out specific directions of the Board of Directors as required by this Agreement. In the event of termination for cause, Company shall pay Executive his base salary through the date of termination.

                  2.2.5 Termination by Company Without Cause. Company may terminate Executive's employment at any time, without cause, upon Company's written notice to Executive. In the event of termination pursuant to this paragraph, Company shall pay Executive a "Severance Salary" in accordance with Company's standard payroll policies. The "Severance Salary" shall equal (i) two
(2) months base salary if the date of Termination occurs during the first six
(6) months of the Employment Term, (ii) six (6) months' base salary if the date of termination occurs during the second six (6) months of the Employment Term, or (iii) twelve (12) months' base salary if Executive is terminated thereafter. Under no circumstances shall this Severance Salary exceed $130,000. In the event that this Agreement expires without renewal, Executive shall receive no Severance Salary. Such Severance Salary shall be subject to the continued satisfaction after termination of Section 4 of this Agreement. If Executive, after his termination from Company, conducts himself in a manner that adversely affects Company, as determined by the Board of Directors of Company in its sole discretion, then all payments under this Section 2.2.5 shall cease.

      3. Compensation. During the Employment Term, Company shall pay, in full payment for all of Executive's services rendered hereunder, including, without limitation, any services


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rendered for, as consultant to, or as officer or director of, Company or any affiliate, the following compensation:

            3.1 Base Salary. Company shall pay Executive an annual base salary, less income taxes and other applicable withholdings, of $130,000 in Company's standard payroll installments. The Board of Directors of Company will review the annual base salary amount as soon as practicable after the end of each fiscal year of Company to consider whether it should be increased, and the Board of Directors of Company may base its decision upon such criteria as it deems relevant, including, but not limited to, the performance of Company and Executive. Notwithstanding the foregoing, Executive will be given an annual base salary increase equal to 10% of his then base salary if he meets or exceeds the financial budgets approved by the Board for each year.

            3.2 Cash Bonuses:

                  3.2.1 Sign On Bonus. One of the following bonuses in total will be paid as follows: If Company's initial public offering of equity securities ("IPO") closes on or before (i) December 31, 1997, a $20,000 cash bonus will be paid; (ii) if the IPO closes after December 31, 1997, but before March 30, 1998, a $10,000 cash bonus will be paid. It is agreed that the bonuses described in clauses (i) and (ii) above are not cumulative; if one is paid, the other will not be.

                  3.2.2 Incentive Cash Bonus. A cash bonus up to a maximum of $30,000 for the first year of the Employment Term will be paid based on the extent to which Company's performance exceeds Executive's budget as established by the Board of Directors in good faith with Executive. After the first year, the Board and Executive will mutually agree upon a reasonable performance bonus for Executive, provided that, if Executive has met or exceeded his budget in the first year, then the maximum bonus to be earned during the second year of Employment Term shall be greater than $30,000.

                  3.2.3 Relocation Bonus. A maximum of $25,000 shall be paid to Executive as a reimbursement of relocation expenses towards realtors, closing costs, fees or points for sale of current home and purchase of new home in Chicago/Des Plaines area and relocation or moving expenses. Such expenses will be reimbursed only as incurred and only upon presentation to the Board of Directors of appropriate receipts and invoices documenting such expenses; however, Company agrees to forward $5,000 cash to Executive upon the signing of this Agreement as an


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advance against such relocation expenses. In no case shall such expenses exceed
$25,000 and Company will not pay any such expenses incurred after the first year of the Employment Term.

                  3.2.4 Automobile Allowance. Company shall pay Executive the sum of $600 per month in respect of his owning or leasing and operating a vehicle for use in his employment with Company. In consideration of this allowance, Company shall not reimburse Executive for insurance, taxes, state toll charges or any other expense of owning, operating, maintaining or repairing any vehicle owned or leased by Executive.

                  3.2.5 Buy-out Bonus. After the date of this Agreement, in the event of a dissolution or liquidation of Company or upon any merger, consolidation or other form of reorganization whereby at least eighty percent (80%) of the stockholders participate in a cash buy-out of Company in which Company is not the surviving entity, or upon the sale of all of Company's assets for cash or liquid consideration (in either case, a "Buy-out"), upon the closing date or effective date ("Effective Date") of any such Buy-out, Executive will be paid a one-time severance payment of $130,000 ("Buy-out Bonus") on or after the Effective Date and pursuant to Company's payroll policy as outlined in Section
3.1. However, Executive agrees that if within the twelve (12) months following such Effective Date he signs a contract of employment or is employed with the surviving entity of such Buy-out, he will forgo any such Buy-out Bonus or return it to Company. Moreover, Executive agrees that this Buy-out Bonus and the Severance Salary described in Section 2.2.5 are not cumulative and only one of these payments will be paid to Executive. The vesting of Executive's Stock Options will accelerate upon any such Buy-out as outlined in the Stock Option Agreement between Company and Executive.

            3.3 Vacation. Executive shall be entitled to three (3) weeks of vacation in each twelve (12) month period during the Employment Term.

            3.4 Executive Benefit Plans. Executive shall be entitled to participate in all plans or programs sponsored by Company for employees and/or executives in general, including, without limitation, any group health, medical reimbursement, disability or life insurance plans.

            3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable and necessary expenses incurred by him from time to time in the performance of his duties hereunder, against receipts therefore in accordance with the then-effective policies and requirements of Company. Company agrees to reimburse Executive for a period of up to three (3)


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months after the date of this Agreement for reasonable temporary living expenses and reasonable travel expenses for Executive to travel round trip to St.
Charles, Missouri, up to three (3) times per month to visit his family.

            3.6 Election as a Director. As soon as is practicable after the date hereof, the Board of Directors will appoint Executive to the Board of Directors as a director and thereafter during the Employment Term nominate Executive as a candidate and use all reasonable efforts to cause Executive to be elected a member of the Board of Directors. If Executive's employment is terminated for any reason, then Executive will be deemed to have resigned from the Board of Directors and from any boards of directors of any affiliates of Company on which he then sits, and any director(s) nominated by him will also be deemed to have resigned. Company agrees to include Executive in any officer and directors' liability insurance coverage that Company institutes for its directors, and Company agrees to cover the costs, during the Employment Term, of legal counsel to defend Executive against any causes of actions, suits, or legal claims filed by stockholders against directors or officers of Company in the ordinary course of business in the same manner as all other officers and directors, provided that such complaints are not the result of any gross negligence, fraud or wilful misconduct on the part of Executive.

      4. Protection of Confidential Information/Non-Competition.

            4.1 Acknowledgments. Executive acknowledges that:

                  (a) Executive has obtained and, during his employment by Company, will obtain secret and confidential information concerning the business of Company and its affiliates, including, without limitation, customer lists and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related costs, price and sales information.

                  (b) Company and its affiliates will suffer substantial damage that will be difficult to compute if, during the period of his employment with Company or thereafter, Executive should enter a competitive business or should divulge secret and confidential information relating to the business of Company and its affiliates heretofore or hereafter acquired by him in the course of his employment with Company.

                  (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of Company and its affiliates.


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            4.2 Confidentiality. Executive agrees that he will not at any time, either during the Employment Term or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with Company, with regard to the operational, financial, business or other affairs of Company and its affiliates, and their respective officers and directors, including, without limitation, trade secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except
(i) in the course of performing his duties hereunder, (ii) with Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) when required to be disclosed by court order, subpoena or other government process. In the event that Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other government process, shall notify Company, by personal delivery or by cablegram, confirmed by mail, and at Company's expense, Executive shall: (a) take all reasonably necessary steps requested by Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

            4.3 Return of Property. Upon termination of his employment with Company, or at any time Company may so request, Executive will promptly deliver to Company all non-public memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of Company and its affiliates, and all property associated therewith, which he may then possess or have under his control.

            4.4 Non-Competition. During the Employment Term and, unless Executive is terminated without cause pursuant to Section 2.2.5, for a period of one (1) year thereafter, Executive shall not, without the prior written permission of Company, in the United States, its territories and possessions, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or Company engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, stockholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;
(iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Company or its affiliates while Executive was employed


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by Company; or (v) solicit, interfere with, or endeavor to entice away from
Company or its affiliates any of their customers or sources of supply. However, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.5% of the publicly-traded equity securities of such competitor. "Competitive Business" shall mean any business or enterprise, or affiliate or subsidiary of any such enterprise which: (a) designs, manufactures, markets and/or distributes cookies, healthy or health food snacks, rice cakes, cereals, granola bars, fruit tarts (pop tarts), popcorn, baby food, candies, other similar products, or any other products marketed by Company during the Employment Term--whether branded, store brand, premium brand, value brand, or private label products; or (b) engages in any other business in which Company or its affiliates is involved at any time during the twelve-month period immediately prior to the termination of Executive's employment.

            4.5 Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.2 or 4.4, Company shall have the right and remedy (a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company, or (b) to require Executive to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by Executive as the result of any transactions con stituting a breach of any of the provisions of Sections 4.2 or 4.4, and Executive hereby agrees to account for and pay over such Benefits to Company.

            Each of the rights and remedies enumerated in this Section 4.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or equity.

            4.6 Modification. If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.


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      5. Representations of Executive. Executive represents and warrants to
Company that Executive is not a party to or bound by any agreement, understanding or restriction that would or may be breached by Executive's execution and full performance of this Agreement. Executive expressly undertakes and agrees that he will do nothing in furtherance of this Agreement or his duties hereunder that will violate any obligations he may have to any prior employer (or that will impose on Company any liability to any prior employer) and that he will comply with all requirements of notice applicable to the termination of any prior employment before he commences his employment under this Agreement.

      6. Options. On the date of this Agreement, Executive shall be granted options ("Options") to purchase an aggregate of 180,000 shares of Common Stock of Company. The Options shall be exercisable pursuant to the terms of the Stock Option Agreement to be executed simultaneously herewith.

      7. Construction of this Agreement::

            7.1 Choice of Law. This Agreement is to be construed pursuant to the laws of the State of Illinois, including Illinois' law regarding choice of law.

            7.2 Invalid Agreement Provisions. Except as provided in Section 4.6, should any provisions of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

            7.3 No Other Agreements. This Agreement and the Stock Option Agreement represent the full agreement between Company and Executive with respect to the subject matter hereof and Company and Executive have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Stock Option Agreement. On the date this Agreement is signed by Executive, this Agreement and the Stock Option Agreement will supersede any and all other agreements, oral or written, that may define the employment relationship between Executive and Company. This Agreement may be modified only by written agreement of Executive and Company and may not be modified by any oral agreement.

            7.4 Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the party to receive the same,


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when mailed first class, postage prepaid by certified mail, return receipt requested, addressed to the party to receive the same at the applicable addresses set forth below or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Paragraph 7.4. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof:

            If to Executive:  Michael J. Kirby
                              338 Woodstock
                              Kenilworth, Illinois  60045

            If to Company:    The Delicious Frookie Company, Inc.
                              2720 River Road, Suite 216
                              Des Plains, Illinois  60018

            With a copy to:   Steve Wolosky, Esq.
                              Olshan Grundman Frome & Rosenzweig LLP
                              505 Park Avenue
                              New York, New York  10022

            7.5 Assignment: This Agreement shall be binding upon and inure to the benefit of Company's successors and assigns.

      8. Disputes and Controversies: The parties hereto agree that if any controversy or claim arises out of or relating to this Agreement, other than pursuant to Sections 4 and 6 hereof, the controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois and the determination of the arbitrator(s) shall be conclusive and binding on the parties hereto, and any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

COMPANY:                                  THE DELICIOUS FROOKIE COMPANY, INC.



                                          By:  /s/ Jeffry Weiner
                                               --------------------------------
                                               Jeffry Weiner, Treasurer and
                                               Chief Financial Officer

EXECUTIVE:
                                           /s/ Michael J. Kirby
                                           -------------------------------------
                                           Michael J. Kirby


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